EXHIBIT 5

[Letterhead of Ropes & Gray LLP]

April 28, 2005

Stanadyne Holdings, Inc.

c/o Stanadyne Corporation

92 Deerfield Road

Windsor, Connecticut 06095

Re:	Stanadyne Holdings, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Stanadyne Holdings, Inc., a Delaware corporation (the “Issuer”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuer with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $100,000,000 aggregate principal amount at maturity of 12.00% Senior Discount Notes due 2015 (the “Exchange Notes”). The Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding 12.00% Senior Discount Notes due 2015 (the “Old Notes”). The Exchange Notes are to be issued pursuant to an Indenture, dated as of December 20, 2004 (as amended, supplemented or modified through the date hereof, the “Indenture”), between the Issuer and The Bank of New York, as trustee (the “Trustee”).

In connection with this opinion, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of documents and records and have made investigation of fact and examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting our investigation, we have relied, without independent verification, on the accuracy of certificates of public officials, officers and representatives of the Issuer and other appropriate persons.

In rendering the opinion set forth below, we have assumed that the Indenture is the valid and binding obligation of the Trustee.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1. When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Old Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

Our opinion set forth above is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and secured parties, and (ii) general principles of equity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP